PROXY VOTING POLICY & PROCEDURES

THRIVENT FINANCIAL FOR LUTHERANS and THRIVENT ASSET MANAGEMENT, LLC PROXY VOTING PROCESS AND POLICIES SUMMARY

➣	RESPONSIBILITY TO VOTE PROXIES

Overview. Thrivent Financial for Lutherans and Thrivent Asset Management, LLC (collectively, “Thrivent Financial”) recognize and adhere to the principle that one of the privileges of owning stock in a company is the right to vote in the election of the company’s directors and on matters affecting certain important aspects of the company’s structure and operations that are submitted to shareholder vote. As an investment adviser with a fiduciary responsibility to its clients, Thrivent Financial analyzes the proxy statements of issuers whose stock is owned by the investment companies which it sponsors and for which it serves as investment adviser (“Thrivent Funds”) and by institutional accounts who have requested that Thrivent Financial be involved in the proxy process.

Thrivent Financial has adopted Proxy Voting Policies and Procedures (“Policies and Procedures”) for the purpose of establishing formal policies and procedures for performing and documenting its fiduciary duty with regard to the voting of client proxies.

Fiduciary Considerations. It is the policy of Thrivent Financial that decisions with respect to proxy issues will be made in light of the anticipated impact of the issue on the desirability of investing in the portfolio company from the viewpoint of the particular client. Proxies are voted solely in the interests of the client, including Thrivent Fund shareholders, and, where employee benefit plan assets are involved, in the interests of plan participants and beneficiaries. Thrivent Financial votes proxies, where possible to do so, in a manner consistent with its fiduciary obligations and responsibilities. Logistics involved may make it impossible at times, and at other times disadvantageous, to vote proxies in every instance.

Consideration Given Management Recommendations. One of the primary factors Thrivent Financial considers when determining the desirability of investing in a particular company is the quality and depth of its management. The Policies and Procedures were developed with the recognition that a company’s management is entrusted with the day-to-day operations of the company, as well as its long-term direction and strategic planning, subject to the oversight of the company’s board of directors. Accordingly, Thrivent Financial believes that the recommendation of management on most issues should be given weight in determining how proxy issues should be voted. However, the position of the company’s management will not be supported in any situation where it is found to be not in the best interests of the client, and Thrivent Financial reserves the right to vote contrary to management when it believes a particular proxy proposal may adversely affect the investment merits of owning stock in a portfolio company.

➣	ADMINISTRATION OF POLICIES AND PROCEDURES

Thrivent Financial’s Brokerage Practices and Proxy Voting Committee (“Committee”) is responsible for establishing positions with respect to corporate governance and other proxy issues, including those involving social responsibility issues. Annually, the Committee reviews the Policies and Procedures, including in relation to recommended changes reflected in the benchmark policy and voting guidelines of Institutional Shareholder Services Inc. (“ISS”). As discussed below, Thrivent Financial portfolio management may, with the approval of the Committee, vote proxies other than in accordance with the Policies and Procedures.

➣	HOW PROXIES ARE REVIEWED, PROCESSED AND VOTED

In order to facilitate the proxy voting process, Thrivent Financial has retained ISS as an expert in the proxy voting and corporate governance areas. ISS specializes in providing a variety of fiduciary-level proxy advisory and voting services. These services include research, analysis, and voting recommendations as well as vote execution, reporting, auditing and consulting assistance for the handling of proxy voting responsibilities. ISS analyzes each proxy vote of Thrivent Financial’s clients and prepares a recommendation that reflects ISS’s application of the Policies and Procedures. For items noted as case-by-case, Thrivent Financial generally leverages the research process and voting guidance/recommendation provided by ISS. Thrivent Financial may deviate from ISS recommendations on general policy issues or specific proxy proposals.

Summary of Thrivent Financial’s Voting Policies

Voting guidelines have been adopted by the Committee for routine anti-takeover, executive compensation and corporate governance proposals, as well as other common shareholder proposals. The voting guidelines are available to clients upon request. The following is a summary of the significant Thrivent Financial policies:

Board Structure and Composition Issues – Thrivent Financial believes boards are expected to have a majority of directors independent of management. The independent directors are expected to organize much of the board’s work, even if the chief executive officer also serves as chairman of the board. Key committees (audit, compensation, and nominating/corporate governance) of the board are expected to be entirely independent of management. It is expected that boards will engage in critical self-evaluation of themselves and of individual members. Boards should be sufficiently diverse to ensure consideration of a wide range of perspectives. Individual directors, in turn, are expected to devote significant amounts of time to their duties, to limit the number of directorships they accept, and to own a meaningful amount of stock in companies on whose boards they serve. As such, Thrivent Financial withholds votes for directors who miss more than one-fourth of the scheduled board meetings. Thrivent Financial votes against management efforts to stagger board member terms because a staggered board may act as a deterrent to takeover proposals. For the same reasons, Thrivent Financial votes for proposals that seek to fix the size of the board.

Executive and Director Compensation – Non-salary compensation remains one of the most sensitive and visible corporate governance issues. Although shareholders have little say about how much the CEO is paid in salary and bonus, they do have a major voice in approving stock option and incentive plans. Stock option plans transfer significant amounts of wealth from shareholders to employees, and in particular to executives and directors. Rightly, the cost of these plans must be in line with the anticipated benefits to shareholders. Clearly, reasonable limits must be set on dilution as well as administrative authority. In addition, shareholders must consider the necessity of the various pay programs and examine the appropriateness of award types. Consequently, the pros and cons of these proposals necessitate a case-by-case evaluation. Generally, Thrivent Financial opposes compensation packages that provide what we view as excessive awards to a few senior executives or that contain excessively dilutive stock option grants based on a number of criteria such as the costs associated with the plan, plan features, and dilution to shareholders.

Ratification of Auditors - Annual election of the outside accountants is standard practice. While it is recognized that the company is in the best position to evaluate the competence of the outside accountants, we believe that outside accountants must ultimately be accountable to shareholders. Given the rash of accounting irregularities that were not detected by audit panels or auditors, shareholder ratification is an essential step in restoring investor confidence. In line with this, Thrivent Financial votes for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Mergers and Acquisitions, Anti-Takeover and Corporate Governance Issues - Thrivent Financial votes on mergers and acquisitions on a case-by-case basis, taking the following into account: anticipated financial and operating benefits; offer price (cost vs. premium); prospects of the combined companies; how the deal was negotiated; the opinion of the financial advisor; potential conflicts of interest between management’s interests and shareholders’ interests; and changes in corporate governance and their impact on shareholder rights. Thrivent Financial generally opposes anti-takeover measures since they adversely impact shareholder rights. Also, Thrivent Financial will consider the dilutive impact to shareholders and the effect on shareholder rights when voting on corporate governance proposals.

Social, Environmental and Corporate Responsibility Issues - In addition to moral and ethical considerations intrinsic to many of these proposals, Thrivent Financial recognizes their potential for impact on the economic performance of the company. Thrivent Financial balances these considerations carefully. On proposals which are primarily social, moral or ethical, Thrivent Financial believes it is impossible to vote in a manner that would accurately reflect the views of the beneficial owners of the portfolios that it manages. As such, on these items Thrivent Financial abstains. When voting on matters with apparent economic or operational impacts on the company, Thrivent Financial realizes that the precise economic effect of such proposals is often unclear. Where this is the case, Thrivent Financial relies on management’s assessment, and generally votes with company management.

Shareblocking - Shareblocking is the practice in certain foreign countries of “freezing” shares for trading purposes in order to vote proxies relating to those shares. In markets where shareblocking applies, the custodian or sub-custodian automatically freezes shares prior to a shareholder meeting once a proxy has been voted. Shareblocking typically takes place between one and fifteen (15) days before the shareholder meeting, depending on the market. In markets where shareblocking applies, there is a potential for a pending trade to fail if trade settlement takes place during the blocking period. Thrivent Financial generally abstains from voting shares in shareblocking countries unless the matter has compelling economic consequences that outweigh the loss of liquidity in the blocked shares.

Applying Proxy Voting Policies Foreign Companies – Thrivent Financial applies a two-tier approach to determining and applying global proxy voting policies. The first tier establishes baseline policy guidelines for the most fundamental issues, which apply without regard to a company’s domicile. The second tier takes into account various idiosyncrasies of different countries, making allowances for standard market practices, as long as they do not violate the fundamental goals of good corporate governance. The goal is to enhance shareholder value through effective use of the shareholder franchise, recognizing that applying policies developed for U.S. corporate governance is not appropriate for all markets.

Meeting Notification

Thrivent Financial utilizes ISS’ voting agent services to notify us of upcoming shareholder meetings for portfolio companies held in client accounts and to transmit votes on behalf of our clients. ISS tracks and reconciles Thrivent Financial holdings against incoming proxy ballots. If ballots do not arrive on time, ISS procures them from the appropriate custodian or proxy distribution agent. Meeting and record date information is updated daily in ProxyExchange, ISS’ web-based application. ISS is also responsible for maintaining copies of all proxy statements and will promptly provide such materials to Thrivent Financial upon request.

Vote Determination

ISS provides comprehensive summaries of proxy proposals, publications discussing key proxy voting issues, and specific vote recommendations regarding portfolio company proxies to assist in the proxy voting process. The final authority and responsibility for proxy voting decisions remains with Thrivent Financial. Decisions with respect to proxy matters are made primarily in light of the anticipated impact of the issue on the desirability of investing in the company from the viewpoint of our clients.

Portfolio managers, executive officers, and directors (or persons holding equivalent positions) of Thrivent Financial and its affiliates may on any particular proxy vote request to diverge from the Policies and Procedures. In such cases, the person requesting to diverge from the Policies and Procedures is required to document in writing the rationale for their vote and submit all written documentation to the Committee for review and approval. In determining whether to approve any particular request, the Committee will determine that the request is not influenced by any conflict of interest and is in the best interests of Thrivent Financial’s clients.

Monitoring and Resolving Conflicts of Interest

The Committee is responsible for monitoring and resolving possible material conflicts between the interests of Thrivent Financial and those of its clients with respect to proxy voting.

Application of the Thrivent Financial guidelines to vote client proxies should in most instances adequately address any possible conflicts of interest since the voting guidelines are pre-determined by the Committee using recommendations from ISS.

However, for proxy votes inconsistent with Thrivent Financial guidelines, Investment Operations gathers the documentation with respect to the voting rationale of the portfolio manager, executive officer, or director (or person holding an equivalent position) of Thrivent Financial and its affiliates who requests to diverge and provides it to the Committee for review for possible conflicts of interest. The Committee assesses whether any business or other relationships between Thrivent Financial and a portfolio company could have influenced an inconsistent vote on that company’s proxy.

Securities Lending

Thrivent Financial will generally not vote nor seek to recall in order to vote shares on loan, unless it determines that a vote would have a material effect on an investment in such loaned security. Seeking to recall securities in order to vote them even in these limited circumstances may nevertheless not result in Thrivent Financial voting the shares because the securities are unable to be recalled in time from the party with custody of the securities, or for other reasons beyond Thrivent Financial’s control.

➣	REPORTING AND RECORD RETENTION

Proxy statements and solicitation materials of issuers (other than those which are available on the SEC’s EDGAR database) are kept by ISS in its capacity as voting agent and are available upon request. Thrivent Financial retains documentation on shares voted differently than the Thrivent Financial voting guidelines, and any document which is material to a proxy voting decision such as the Thrivent Financial voting guidelines and the Committee meeting materials. In addition, all SEC filings with regard to proxy voting, such as Form N-PX, will be kept. All proxy voting materials and supporting documentation are retained for five years.

ISS provides Vote Summary Reports for each Thrivent Fund. The report specifies the company, ticker, cusip, meeting dates, proxy proposals, and votes which have been cast for the Thrivent Fund during the period, the position taken with respect to each issue and whether the fund voted with or against company management. Information on how each Thrivent Fund voted proxies during the most recent 12-month period ending June 30 is available at the Thrivent Financial web site or the SEC web site.

THRIVENT FINANCIAL FOR LUTHERANS and THRIVENT ASSET MANAGEMENT, LLC PROXY VOTING POLICIES AND GUIDELINES

1. BOARD STRUCTURE AND COMPOSITION ISSUES

Although a company’s board of directors normally delegates responsibility for the management of the business to the senior executives they select and oversee, directors bear ultimate responsibility for the conduct of the corporation’s business. The role of directors in publicly held corporations has undergone considerable scrutiny and been the subject of legislative and regulatory reform in recent years. Once derided as rubber stamps for management, directors are today expected to serve as guardians of shareholders’ interests.

Boards are expected to have a majority of directors independent of management. The independent directors are expected to organize much of the board’s work, even if the chief executive officer also serves as chairman of the board. Key committees (audit, compensation, and nominating/corporate governance) of the board are expected to be entirely independent of management. It is expected that boards will engage in critical self-evaluation of themselves and of individual members. Boards should be sufficiently diverse to ensure consideration of a wide range of perspectives. Individual directors, in turn, are expected to devote significant amounts of time to their duties, to limit the number of directorships they accept, and to own a meaningful amount of stock in companies on whose boards they serve. Directors are ultimately responsible to the corporation’s shareholders. The most direct expression of this responsibility is the requirement that directors be elected to their positions by the shareholders. Shareholders are also asked to vote on a number of other matters regarding the role, structure and composition of the board.

Independence

●	Votes should be withheld from directors who:
●	are non-independent directors and sit on the audit, compensation, or nominating committees
●

are non-independent directors and the full board serves as the audit, compensation, or nominating committee or the company does not have one of these committeesare inside directors or affiliated outside directors and the full board is less than majority independent

Thrivent Financial for Lutherans and Thrivent Asset Management, LLC (“Thrivent Financial”) classifies directors as either executive directors, non-independent non-executive directors, or independent directors. The following chart outlines the requirements for the various classifications:

DIRECTOR CATEGORIZATION CHART
Executive Director:	☐ current employee or current officer of the company or one of its affiliates
☐
☐
Non-independent Non-Executive Director:	☐ director identified as not independent by the board
☐ Beneficial owner of more than 50 percent of the company’s voting power (this may be aggregated if voting powers is distributed among more than one member of a group)
☐ former employee of company or its affiliates
☐ relative of current or former employee of company or its affiliates
☐ provided professional services to company or its affiliates or to its officers either currently or within the past year*
☐ has any material transactional relationship with company or its affiliates excluding investments in the company through a private placement*
☐ interlocking relationships as defined by the SEC involving members of the board of directors of its Compensation Committee
☐ founder of a company but not currently an employee
☐ employed by a significant customer or supplier*

☐ employed by a charitable or non-profit organization that received grants or endowments from the company or its affiliates*
☐ any material relationship with the company
Independent Director:	☐ no material connection to company other than board seat
☐

*if significant enough to be disclosed in the proxy circular

1a. Uncontested Election of Directors

Composition

Thrivent Financial will withhold support from individual nominees or entire slates if we believe that such action is in the best interests of shareholders. In addition to independence, we monitor attendance, stock ownership, conflicts of interest, and the number of boards on which a director serves.

●	Votes on individual director nominees are made on a case-by-case basis.[1]
●	Votes should be withheld from directors who:
●

attend less than 75 percent of the board and committee meetings without a valid excuse for the absences. In cases of chronic poor attendance without reasonable justification, in addition to withheld votes against the director(s) with poor attendance, generally vote should be withheld from appropriate members of the nominating/governance committees or the full board

●	sit on more than five public company boards
●	are CEOs and sit on more than two public company boards besides their own

Responsiveness

●	Votes should be withheld from directors who:
●	have failed to act on takeover offers where the majority of the shareholders have tendered their shares
●

have failed to act on a shareholder proposal that is approved by a majority of the votes cast in the previous year or failed to act on a management proposal seeking to ratify an existing charter/bylaw provision that received opposition of a majority of the shares cast in the previous year. Vote case-by-case on Compensation Committee members (or, in exceptional cases, the full board) and the Say-on-Pay proposal if:

●	the company’s previous say-on-pay proposal received the support of less than 70 percent of votes cast. Factors that will be considered are:

o	The company’s response, including:
◾

Disclosure of engagement efforts with major institutional investors regarding the issues that contributed to the low level of support,(including the timing and frequency of engagements and whether independent directors participated);

◾	Disclosure of specific concerns voiced by dissenting shareholders that led to the say-on-pay opposition;
◾	Disclosure of specific and meaningful actions taken to address shareholders’ concerns;
o	Other recent compensation actions taken by the company;
o	Whether the issues raised are recurring or isolated;
o	The company’s ownership structure; and
o	Whether the support level was less than 50 percent, which would warrant the highest degree of responsiveness.
●	The board implements an advisory vote on executive compensation on a less frequent basis than the frequency that received the plurality of votes cast.

1  Throughout these guidelines, for items noted as case-by-case Thrivent Financial generally leverages the research process and voting guidance/recommendation provided by ISS.

Accountability

●	Votes should be withheld from directors who:
●	opted into, or failed to opt out of, state laws requiring a classified board structure
●

adopted a poison pill that was not approved by shareholders. However, vote case-by-case on nominees if the board adopts an initial pill with a term of one year or less, depending on the disclosed rationale for the adoption, and other factors as relevant (such as commitment to put any renewal to a shareholder vote)

●

made material adverse modification to an existing poison pill, including, but not limited to, extension, renewal, or lowering the trigger, without shareholder approval sit on board where significant level of pledged company stock by executives or directors raises concerns

●	adopt or amend the company’s bylaws or charter in a manner that materially diminishes shareholders’ rights or that could adversely impact shareholders
●	are audit committee members and the non-audit fees are more than 50 percent of the total fees paid to the auditor
●	are governance committee members and the company’s charter imposes undue restrictions on the shareholders’ ability to amend the bylaws
●

for newly public companies, if prior to or in connection with the company’s public offering, the company or its board adopted bylaw or charter provisions materially adverse to shareholder rights, or implemented a multi-class capital structure in which the classes have unequal voting rights

●

sit on the governance committee, or the full board, where boards ask shareholders to ratify existing charter or bylaw provisions proposed to ratify provisions of the company’s existing charter or bylaws, unless these governance provisions align with best practice.

Director Performance Evaluation: The board lacks mechanisms to promote accountability and oversight, coupled with sustained poor performance relative to peers. Sustained poor performance is measured by one-, three-, and five-year total shareholder returns in the bottom half of a company’s four-digit GICS industry group (Russell 3000 companies only). Take into consideration the company’s operational metrics and other factors as warranted. Problematic provisions include but not limited to:

●	A classified board structure;
●	A supermajority vote requirement;
●	Either a plurality vote standard in uncontested director elections, or a majority vote standard in contested elections;
●	The inability of shareholders to call special meetings;
●	The inability of shareholder to act by written consent;
●	A multi-class capital structure; and/or
●	A non-shareholder approved position pill

1b. Contested Election of Directors

Contested elections of directors frequently occur when a board candidate or slate runs for the purpose of seeking a significant change in corporate policy or control. Competing slates will be evaluated based upon the personal qualifications of the candidates, the economic impact of the policies that they advance, and their expressed and demonstrated commitment to the interests of all shareholders.

●	Votes in a contested election of directors are evaluated on a case-by-case basis, considering the following factors:
●	long-term financial performance of the target company relative to its industry;
●	management’s track record;
●	background to the contested election;
●	nominee qualifications and any compensatory arrangements;
●	strategic plan of dissident slate and quality of the critique against management;
●	likelihood that the proposed goals and objectives can be achieved (both slates); and
●	stock ownership positions

1c. Classified Board

Under a classified board structure only one class of directors would stand for election each year, and the directors in each class would generally serve three-year terms.

●	Vote against proposals to classify the board.
●	Vote for proposals to declassify the board.

1d. Shareholder Ability to Remove Directors

Shareholder ability to remove directors, with or without cause, is either prescribed by a state’s business corporation law, an individual company’s articles of incorporation, or its bylaws. Many companies have sought shareholder approval for charter or bylaw amendments that would prohibit the removal of directors except for cause, thus ensuring that directors would retain their directorship for their full-term unless found guilty of self-dealing. By requiring cause to be demonstrated through due process, management insulates the directors from removal even if a director has been performing poorly, not attending meetings, or not acting in the best interests of shareholders.

●	Vote against proposals that provide that directors may be removed only for cause.
●	Vote for proposals to restore shareholder ability to remove directors with or without cause.
●	Vote against proposals that provide that only continuing directors may elect replacements to fill board vacancies.
●	Vote for proposals that permit shareholders to elect directors to fill board vacancies.

1e. Cumulative Voting

Most corporations provide that shareholders are entitled to cast one vote for each share owned. Under a cumulative voting scheme the shareholder is permitted to have one vote per share for each director to be elected. Shareholders are permitted to apportion those votes in any manner they wish among the director candidates.

●	Vote against proposals to eliminate cumulative voting.
●	Vote for proposals to restore or provide for cumulative voting.

1f. Alter Size of the Board

Proposals which would allow management to increase or decrease the size of the board at its own discretion are often used by companies as a takeover defense. Thrivent Financial supports management proposals to fix the size of the board at a specific number. This prevents management, when facing a proxy context, from increasing the board size without shareholder approval. By increasing the size of the board, management can make it more difficult for dissidents to gain control of the board. Fixing the size of the board also prevents a reduction in the size of the board as a strategy to oust independent directors. Fixing board size also prevents management from increasing the number of directors in order to dilute the effects of cumulative voting.

●	Vote for proposals that seek to fix the size of the board.
●	Vote on a case-by-case basis on proposals that seek to change the size or range of the board.
●	Vote against proposals that give management the ability to alter the size of the board without shareholder approval.

1g. Adopt Director Term Limits

Those who support term limits argue that this requirement would bring new ideas and approaches to a board. However, we prefer to look at directors and their contributions to the board individually rather than impose a strict rule.

●	Vote with the board on proposals to limit the tenure of outside directors.

2. EXECUTIVE AND DIRECTOR COMPENSATION

Non-salary compensation remains one of the most sensitive and visible corporate governance issues. Although shareholders have little say about how much the CEO is paid in salary and bonus, they do have a major voice in approving stock option and incentive plans.

Stock option plans transfer significant amounts of wealth from shareholders to employees, and in particular to executives and directors. Rightly, the cost of these plans must be in line with the anticipated benefits to shareholders. Clearly, reasonable limits must be set on dilution as well as administrative authority. In addition, shareholders must consider the necessity of the various pay programs and examine the appropriateness of award types. Consequently, the pros and cons of these proposals necessitate a case-by-case evaluation.

Factors that increase the cost (or have the potential to increase the cost) of plans to shareholders include: excessive dilution; options awarded at below-market discounts; restricted stock giveaways that reward tenure rather than results; sales of shares on concessionary terms; blank-check authority for administering committees; option repricing or option replacements; accelerated vesting of awards in the event of defined changes in corporate control; stand-alone stock appreciation rights; loans or other forms of assistance; or evidence of improvident award policies.

Positive plan features that can offset costly features include: plans with modest dilution potential (i.e. appreciably below double-digit levels), bars to repricing, and related safeguards for investor interests. Also favorable are performance programs of two or more year duration; bonus schemes that pay off in non-dilutive, fully deductible cash; 401K and other thrift or profit sharing plans; and tax-favored employee stock purchase plans. In general, we believe that stock plans should afford incentives, not sure-fire, risk-free rewards.

2a. Stock-Based Incentive Plans

●

Vote case-by-case on certain equity-based compensation plans depending on a combination of certain plan features and equity grant practices, where positive factors may counterbalance negative factors, and vice versa, as evaluated using an “equity plan scorecard” (EPSC) approach with three pillars:

Plan Cost:

●

The total estimated cost of the company’s equity plans relative to industry/market cap peers, measured by the company’s estimated Shareholder Value Transfer (SVT) in relation to peers and considering both:

●	SVT based on new shares requested plus shares remaining for future grants, plus outstanding unvested/unexercised grants; and
●	SVT based only on new shares requested plus shares remaining for future grants.

Plan Features:

●	Automatic single-triggered award vesting upon a change in control (CIC);
●	Discretionary vesting authority;
●	Liberal share recycling on various award types;
●	Lack of minimum vesting period for grants made under the plan;
●	Dividends payable prior to award vesting.

Grant Practices:

●	The company’s three-year burn rate relative to its industry/market cap peers;
●	Vesting requirements in most recent CEO equity grants (3-year look-back);
●	The estimated duration of the plan (based on the sum of shares remaining available and the new shares requested, divided by the average annual shares granted in the prior three years);
●	The proportion of the CEO’s most recent equity grants/awards subject to performance conditions;
●	Whether the company maintains a claw-back policy;
●	Whether the company has established post-exercise/vesting share-holding requirements.

●	Generally vote against the plan proposal if the combination of above factors indicates that the plan is not, overall, in shareholders’ interests, or if any of the following egregious factors apply:
●	Awards may vest in connection with a liberal change-of-control definition;
●

The plan would permit repricing or cash buyout of underwater options without shareholder approval (either by expressly permitting it – for NYSE and Nasdaq listed companies — or by not prohibiting it when the company has a history of repricing – for non-listed companies);

●	The plan is a vehicle for problematic pay practices or a significant pay-for-performance disconnect under certain circumstances; or
●	Any other plan features are determined to have a significant negative impact on shareholder interests.

2b. Approval of Cash or Cash-and-Stock Bonus Plans

Cash bonus plans can be an important part of an executive’s overall pay package, along with stock-based plans tied to long-term total shareholder returns. Over the long term, stock prices are an excellent indicator of management performance. However, other factors, such as economic conditions and investor reaction to the stock market in general and certain industries in particular, can greatly impact the company’s stock price. As a result, a cash bonus plan can effectively reward individual performance and the achievement of business unit objectives that are independent of short-term market share price fluctuations.

●

Vote for plans where the performance measures included under the plan are appropriate, the plan is administered by a committee of independent outsiders, and the preservation of the full deductibility of all compensation paid reduces the company’s corporate tax obligation.

2c. Say on Pay

Non-binding advisory votes on executive compensation (Say on Pay votes) are required by the SEC every one, two, or three years. In addition, a vote to determine the frequency of these votes is required every six years.

●	Vote case-by-case on advisory votes on executive compensation. With respect to companies in the Russell 3000 index, this analysis considers the following:
1.	Peer Group Alignment:
●	The degree of alignment between the company’s TSR rank and the CEO’s total pay rank within a peer group, as measured over a three-year period.
●	The rankings of CEO total pay and company financial performance within a peer group, each measured over a three-year period.
●	The multiple of the CEO’s total pay relative to the peer group median in the most recent fiscal year

2.

Absolute Alignment: The absolute alignment between the trend in CEO pay and company TSR over the prior five fiscal years – i.e., the difference between the trend in annual pay changes and the trend in annualized TSR during the period.

If the above analysis demonstrates significant unsatisfactory long-term pay-for-performance alignment or, in the case of companies outside the Russell indices, misaligned pay and performance are otherwise suggested, analyze the following qualitative factors to determine how various pay elements may work to encourage or to undermine long-term value creation and alignment with shareholder interests:

●	The ratio of performance- to time-based equity awards;
●	The ratio of performance-based compensation to overall compensation;
●	The completeness of disclosure and rigor of performance goals;
●	The company’s peer group benchmarking practices;
●	Actual results of financial/operational metrics, such as growth in revenue, profit, cash flow, etc., both absolute and relative to peers;
●	Special circumstances related to, for example, a new CEO in the prior fiscal year or anomalous equity grant practices (e.g., biennial awards);

●	Realizable pay compared to grant pay; and
●	Any other factors deemed relevant.

●	Regarding votes to determine the frequency of executive compensation proposals, vote for annual advisory votes.

●

For externally-managed issuers (EMIs), generally vote against the say on pay proposal when insufficient compensation disclosure precludes a reasonable assessment of pay programs and practices applicable to the EMI’s executives.

2d. Severance Agreements/ Golden Parachutes

Golden and tin parachutes are designed to protect the employees of a corporation in the event of a change in control. With golden parachutes senior level management employees receive a pay out during a change in control at usually two to three times base salary. Increasingly companies that have golden parachute agreements for executives are extending coverage for all their employees via tin parachutes. The SEC requires disclosure of all golden parachutes arrangements in the proxy; such disclosure is not required of tin parachutes.

●

Vote case-by-case on Golden Parachute proposals, including consideration of existing change-in-control arrangements maintained with named executive officers rather than focusing primarily on new or extended arrangements.

Features that may result in an against vote include one or more of the following, depending on the number, magnitude, and/or timing of issue(s):

●	Single- or modified-single-trigger cash severance;
●	Single-trigger acceleration of unvested equity awards;
●	Excessive cash severance (>3x base salary and bonus);
●	Excise tax gross-ups triggered and payable (as opposed to a provision to provide excise tax gross-ups);
●	Excessive golden parachute payments (on an absolute basis or as a percentage of transaction equity value); or
●

Recent amendments that incorporate any problematic features (such as those above) or recent actions (such as extraordinary equity grants) that may make packages so attractive as to influence merger agreements that may not be in the best interests of shareholders; or

●	The company’s assertion that a proposed transaction is conditioned on shareholder approval of the golden parachute advisory vote.

Recent amendment(s) that incorporate problematic features will tend to carry more weight on the overall analysis. However, the presence of multiple legacy problematic features will also be closely scrutinized.

In cases where the golden parachute vote is incorporated into a company’s advisory vote on compensation (management say-on-pay), ISS will evaluate the say-on-pay proposal in accordance with these guidelines, which may give higher weight to that component of the overall evaluation.

2e. Employee Stock Purchase Plans

Employee stock purchase plans enable employees to become shareholders, which gives them a stake in the company’s growth. However, purchase plans are beneficial only when they are well balanced and in the best interests of all shareholders. From a shareholder’s perspective, plans with offering periods of 27 months or less are preferable. Plans with longer offering periods remove too much of the market risk and could give participants excessive discounts on their stock purchases that are not offered to other shareholders.

●	Vote for employee stock purchase plans with at least 85 percent of fair market value, an offering period of 27 months or less, and when voting power dilution is ten percent or less.
●	Vote against employee stock purchase plans with a fair market value below 85 percent, or with an offering period of greater than 27 months, or voting power dilution of greater than ten percent.

2f. Employee Stock Ownership Plans (ESOPs)

●	Vote for proposals to implement an ESOP or increase authorized shares for existing ESOPs, unless the number of shares allocated to the ESOP is more than five percent of outstanding shares.

2g. 401(k) Employee Benefit Plans

●	Vote for proposals to implement a 401(k) savings plan for employees.

2h. Outside Director Stock Awards / Options in Lieu of Cash

These proposals seek to pay outside directors a portion of their compensation in stock rather than cash. By doing this, a director’s interest may be more closely aligned with those of shareholders.

●	Vote for proposals that seek to pay outside directors a portion of their compensation in stock.

2i. Retirement Bonus for Non-Employee Director

●	Vote against proposals that seek to pay outside directors a retirement bonus. (Consistent with Policy 10d-10)

2j. Incentive Bonus Plans and Tax Deductibility Proposals (OBRA-Related Compensation)

●	Vote case-by-case on amendments to cash and equity incentive plans.

Addresses administrative features only; or Seeks approval for Section 162(m) purposes only, and the plan administering committee consists entirely of independent outsiders, per ISS’ Categorization of Directors.

Note that if the company is presenting the plan to shareholders for the first time after the company’s initial public offering (IPO), or if the proposal is bundled with other material plan amendments, then the vote will be case-by-case (see below).

●	Vote against proposals to amend executive cash, stock, or cash and stock incentive plans if the proposal

Seeks approval for Section 162(m) purposes only, and the plan administering committee does not consist entirely of independent outsiders, per ISS’ Categorization of Directors.

Vote case-by-case on all other proposals to amend cash incentive plans. This includes plans presented to shareholders for the first time after the company’s IPO and/or proposals that bundle material amendment(s) other than those for Section 162(m) purposes.

●	Vote case-by-case on all other proposals to amend equity incentive plans, considering the following:

If the proposal requests additional shares and/or the amendments may potentially increase the transfer of shareholder value to employees, the vote will be based on the Equity Plan Scorecard evaluation as well as an analysis of the overall impact of the amendments.

If the plan is being presented to shareholders for the first time after the company’s IPO, whether or not additional shares are being requested, the vote will be based on the Equity Plan Scorecard evaluation as well as an analysis of the overall impact of any amendments.

If there is no request for additional shares and the amendments are not deemed to potentially increase the transfer of shareholder value to employees, then the vote will be based entirely on an analysis of the overall impact of the amendments, and the EPSC evaluation will be shown for informational purposes.

●	Vote case-by-case to amend existing plans to increase shares reserved and to qualify for favorable tax treatment under the provisions of Section 162(m).

2k. Director and Officer Liability Protection

Management proposals typically seek shareholder approval to adopt an amendment to the company’s charter to eliminate or limit the personal liability of directors to the company and its shareholders for monetary damages for any breach of fiduciary duty to the fullest extent permitted by state law. While Thrivent Financial recognizes that a company may have a more difficult time attracting and retaining directors if they are subject to personal monetary liability, Thrivent Financial believes the great responsibility and authority of directors justifies holding them accountable for their actions. Each proposal addressing director liability will be evaluated consistent with this philosophy. Thrivent Financial may support these proposals when the company persuasively argues that such action is necessary to attract and retain directors, but Thrivent Financial may often oppose management proposals and support shareholder proposals in light of our philosophy of promoting director accountability.

●	Vote against proposals to limit or eliminate entirely directors’ and officers’ liability for monetary damages for violating the duty of care.

2l. Director and Officer Indemnification

Indemnification is the payment by a company of the expenses of directors who become involved in litigation as a result of their service to a company. Proposals to indemnify a company’s directors differ from those to eliminate or reduce their liability because with indemnification directors may still be liable for an act or omission, but the company will bear the expense. Thrivent Financial may support these proposals when the company persuasively argues that such action is necessary to attract and retain directors, but will generally oppose indemnification when it is being proposed to insulate directors from actions they have already taken.

●

Vote against indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

●

Vote for only those proposals that provide such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful if: (1) the director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and (2) only if the director’s legal expenses would be covered.

2m. Shareholder Ratification of Director Pay Programs

●	Vote case-by-case on management proposals seeking ratification of non-employee director compensation, based on the following factors:
●	If the equity plan under which non-employee director grants are made is on the ballot, whether or not it warrants support; and
●	An assessment of the following qualitative factors:
●	The relative magnitude of director compensation as compared to companies of a similar profile;
●	The presence of problematic pay practices relating to director compensation;
●	Director stock ownership guidelines and holding requirements;
●	Equity award vesting schedules;
●	The mix of cash and equity-based compensation;
●	Meaningful limits on director compensation;
●	The availability of retirement benefits or perquisites; and
●	The quality of disclosure surrounding director compensation.

2n. Equity Plans for Non-Employee Directors

●	Vote case-by-case on compensation plans for non-employee directors, based on:
●

The total estimated cost of the company’s equity plans relative to industry/market cap peers, measured by the company’s estimated Shareholder Value Transfer (SVT) based on new shares requested plus shares remaining for future grants, plus outstanding unvested/unexercised grants;

●	The company’s three-year burn rate relative to its industry/market cap peers; and
●	The presence of any egregious plan features (such as an option repricing provision or liberal CIC vesting risk).

On occasion, director stock plans will exceed the plan cost or burn rate benchmarks when combined with employee or executive stock plans. In such cases, vote case-by-case on the plan taking into consideration the following qualitative factors:

●	The relative magnitude of director compensation as compared to companies of a similar profile;
●	The presence of problematic pay practices relating to director compensation;
●	Director stock ownership guidelines and holding requirements;
●	Equity award vesting schedules;
●	The mix of cash and equity-based compensation;
●	Meaningful limits on director compensation;
●	The availability of retirement benefits or perquisites; and
●	The quality of disclosure surrounding director compensation.

3. RATIFICATION OF AUDITORS

Annual election of the outside accountants is standard practice. While it is recognized that the company is in the best position to evaluate the competence of the outside accountants, we believe that outside accountants must ultimately be accountable to shareholders. Furthermore, audit committees have been the subject of a report released by the Blue Ribbon Commission on Improving the Effectiveness of Corporate Audit Committees in conjunction with the NYSE and the National Association of Securities Dealers. The Blue Ribbon Commission concluded that audit committees must improve their current level of oversight of independent accountants. Given the rash of accounting irregularities that were not detected by audit panels or auditors, shareholder ratification is an essential step in restoring investor confidence.

●

Vote for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; fees for non-audit services are not more than 50 percent of the total fees paid; or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position. (Consistent with Policy 10c-3)

4. MERGERS AND CORPORATE RESTRUCTURINGS

4a. Mergers and Acquisitions

When voting on mergers and acquisitions Thrivent Financial will consider the following:

• anticipated financial and operating benefits;

• offer price (cost vs. premium);

• prospects of the combined companies;

• how the deal was negotiated;

• the opinion of the financial advisor;

• potential conflicts of interest between management’s interests and shareholders’ interests;

• changes in corporate governance and their impact on shareholder rights.

●	ISS will refer all votes on mergers and acquisitions to Thrivent Financial for analysis and vote determination .

4b. Voting on State Takeover Statutes

●

ISS will refer all votes on proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions) to Thrivent Financial for analysis and vote determination.

●

We generally vote for opting into stakeholder protection statutes if they provide comprehensive protections for employees and community stakeholders. We would be less supportive of takeover statutes that only serve to protect incumbent management from accountability to shareholders or which negatively influence shareholder value.

4c. Voting on Reincorporation Proposals

●

ISS will refer all votes on proposals to change a company’s state of incorporation to Thrivent Financial for analysis and vote determination. Review management’s rationale for the proposal, changes to the charter/bylaws, and differences in the state laws governing the corporations.

4d. Corporate Restructuring

●

ISS will refer all votes on corporate restructuring proposals, including minority squeeze-outs, leveraged buyouts, spin-offs, liquidations and asset sales to Thrivent Financial for analysis and vote determination.

4e. Spin-offs

●

ISS will refer all votes on spin-offs to Thrivent Financial for analysis and vote determination. The analysis will consider the tax and regulatory advantages, planned use of sale proceeds, market focus, and managerial incentives.

4f. Asset Purchases

●

ISS will refer all votes on asset purchases to Thrivent Financial for analysis and vote determination. The analysis will consider various factors such as purchase price, fairness opinion, financial and strategic benefits, how the deal was negotiated, conflicts of interest, other alternatives for the business, and noncompletion risk.

4g. Asset Sales

●

ISS will refer all votes on asset sales to Thrivent Financial for analysis and vote determination. The analysis will consider the impact on the balance sheet/working capital, potential elimination of diseconomies, anticipated financial and operating benefits, anticipated use of funds, value received for the asset, fairness opinion, how the deal was negotiated, and conflicts of interest.

4h. Liquidations

●

ISS will refer all votes on liquidations to Thrivent Financial for analysis and vote determination.    The analysis will consider management’s efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

4i. Appraisal Rights

Rights of appraisal provide shareholders who do not approve of the terms of certain corporate transactions the right to demand a judicial review in order to determine the fair value for their shares. The right of appraisal generally applies to mergers, sales of essentially all assets of the corporation, and charter amendments that may have a materially adverse effect on the rights of dissenting shareholders.

●	ISS will refer all votes on proposals to restore, or provide shareholders with, rights of appraisal to Thrivent Financial for analysis and vote determination. .

4j. Special Purpose Acquisition Corporations (SPACs) – Proposals for Extensions

ISS will refer all votes on SPAC extension proposals to Thrivent Financial for analysis and vote determination. The analysis will consider the length of the requested extension, the status of any pending transaction(s) or progression of the acquisition process, any added incentive for non-redeeming shareholders, and any prior extension requests.

5. PROXY CONTEST DEFENSES / TENDER OFFER DEFENSES

Corporate takeover attempts come in various guises. Usually, a would-be acquirer makes a direct offer to the board of directors of a targeted corporation. The bidder may offer to purchase the company for cash and/or securities. If the board approves the offer, a friendly transaction is completed and presented to shareholders for approval. If, however, the board of directors rejects the bid, the acquirer can make a tender offer for the shares directly to the targeted corporation’s shareholders. Such offers are referred to as hostile tender bids. Prior to 1968, tender offers were not federally regulated. In 1968, Congress enacted the Williams Act as an amendment to the 1934 Securities and Exchange Act to regulate all tender offers. The Securities and Exchange Commission has adopted regulations pursuant to the Williams Act that are intended to promote fairness and prevent fraudulent or manipulative practices. At the same time, many states have enacted statutes that are aimed at protecting incorporated or domiciled corporations from hostile takeovers. Many of these state statutes have been challenged as being unconstitutional on grounds that they violate the Williams Act and the commerce and supremacy clauses of the U.S. Constitution. Most statutes, however, have been upheld. The result is a complex set of federal and state regulation, with federal regulation designed to facilitate transactions and state laws intended to impede them.

Not wishing to wait until they are subjects of hostile takeover attempts, many corporations have adopted anti-takeover measures designed to deter unfriendly bids or buy time. The most common defenses are the shareholders rights protection plan, also known as the poison pill, and charter amendments that create barriers to acceptance of hostile bids. In the U.S., poison pills do not require shareholder approval. Shareholders must approve charter amendments, such as classified boards or supermajority vote requirements. In brief, the very existence of defensive measures can foreclose the possibility of tenders and hence, opportunities to premium prices for shareholders.

5a. Shareholder Ability to Call Special Meeting

Most state corporation statutes allow shareholders to call a special meeting when they want to take action on certain matters that arise between regularly scheduled annual meetings. Sometimes this right applies only if a shareholder or a group of shareholders own a specified percentage of shares, with 10 percent being the most common. Shareholders may lose the ability to remove directors, initiate a shareholder resolution, or respond to a beneficial offer without having to wait for the next scheduled meeting if they are unable to act at a special meeting of their own calling.

●	Vote for proposals that remove restrictions on the right of shareholders to act independently of management.
●	Vote against proposals to restrict or prohibit shareholder ability to call special meetings.

5b. Shareholder Ability to Act by Written Consent

Consent solicitations allow shareholders to vote on and respond to shareholder and management proposals by mail without having to act at a physical meeting. A consent card is sent by mail for shareholder approval and only requires a signature for action. Some corporate bylaws require supermajority votes for consents while at others standard annual meeting rules apply. Shareholders may lose the ability to remove directors, initiate a shareholder resolution, or respond to a beneficial offer without having to wait for the next scheduled meeting if they are unable to act at a special meeting of their own calling.

●	Vote for proposals to allow or facilitate shareholder action by written consent.
●	Vote against proposals to restrict or prohibit shareholder ability to take action by written consent.

5c. Poison Pills

Poison pills are corporate-sponsored financial devices that, when triggered by potential acquirers, do one or more of the following: 1) dilute the acquirer’s equity holdings in the target company; 2) dilute the acquirer’s voting interests in the target company; or 3) dilute the acquirer’s equity holdings in the post-merger company. Poison pills generally allow shareholders to purchase shares from, or sell shares back to, the target company (flip-in pill) and/or the potential acquirer (flip-out pill) at a price far out of line with fair market value. Depending on the type of pill, the triggering event can either transfer wealth from the target company or dilute the equity holdings of current shareholders. Poison pills insulate management from the threat of a change in control and provide the target board with veto power over takeover bids. Because poison pills greatly alter the balance of power between shareholders and management, shareholders should be allowed to make their own evaluation of such plans. (Consistent with Policy 10c-2)

●

Review on a case-by-case basis management proposals to ratify a poison pill. Look for shareholder friendly features including a two to three year sunset provision, a permitted bid provision, a 20 percent or higher flip-in provision, shareholder redemption feature, and the absence of dead hand features.

5d. Fair Price Provisions

Fair price provisions were originally designed to specifically defend against the most coercive of takeover devises, the two-tiered, front-end loaded tender offer. In such a hostile takeover, the bidder offers cash for enough shares to gain control of the target. At the same time the acquirer states that once control has been obtained, the target’s remaining shares will be purchased with cash, cash and securities or only securities. Since the payment offered for the remaining stock is, by design less valuable than the original offer for the controlling shares, shareholders are forced to sell out early to maximize their value. Standard fair price provisions require that, absent board or shareholder approval of the acquisition, the bidder must pay the remaining shareholders the same price for their shares that brought control.

●	Vote for fair price proposals, as long as the shareholder vote requirement embedded in the provision is no more than a majority of disinterested shares.

5e. Greenmail

Greenmail payments are targeted share repurchases by management of company stock from individuals or groups seeking control of the company. Since only the hostile party receives payment, usually at a substantial premium over the market value of shares, the practice discriminates against most shareholders.

●	Vote for proposals to adopt antigreenmail charter or bylaw amendments or otherwise restrict a company’s ability to make greenmail payments.
●	Review on a case-by-case basis antigreenmail proposals when they are bundled with other charter or bylaw amendments.

5f. Unequal Voting Rights

Incumbent managers use unequal voting rights with the voting rights of their common shares superior to other shareholders in order to concentrate their power and insulate themselves from the wishes of the majority of shareholders. Dual class exchange offers involve a transfer of voting rights from one group of shareholders to another group of shareholders typically through the payment of a preferential dividend. A dual class recapitalization also establishes two classes of common stock with unequal voting rights, but initially involves an equal distribution of preferential and inferior voting shares to current shareholders.

●	Vote against proposals to create a new class of common stock with superior voting rights.
●	Vote against proposals at companies with dual class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights.
●

Vote for proposals to create a new class of nonvoting or subvoting common stock if it is intended for financing purposes with minimal or no dilution to current shareholders and not designed to preserve the voting power of an insider or significant shareholder.

5g. Supermajority Shareholder Vote Requirement to Amend Charter or Bylaws

Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

●	Vote for proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.
●	Vote against proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.

5h. Supermajority Shareholder Vote Requirement to Approve Mergers

Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

●	Vote for proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.
●	Vote against proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

6. CAPITAL STRUCTURE

The equity in a corporate enterprise (that is, the residual value of the company’s assets after the payment of all debts) belongs to the shareholders. Equity securities may be employed, or manipulated, in a manner that will ultimately enhance or detract from shareholder value. As such, certain actions undertaken by management in relation to a company’s capital structure can be of considerable significance to shareholders. Changes in capitalization usually require shareholder approval or ratification.

6a. Common Stock Authorization

State statutes and stock exchanges require shareholder approval for increases in the number of common shares. Corporations increase their supply of common stock for a variety of ordinary business purposes: raising new capital, funding stock compensation programs, business acquisitions, and implementation of stock splits or payment of stock dividends.

Proposals to increase authorized common stock are evaluated on a case-by-case basis, taking into account the size of the increase, the company’s need for additional shares, and the company’s performance as compared with their industry peers. A company’s need for additional shares is gauged by measuring shares outstanding and reserved as a percentage of the total number of shares currently authorized for issuance. For industry peer comparisons, Thrivent Financial relies on data compiled by ISS on common stock authorization proposals for companies comprising 98 percent of the investable U.S. equity market. Companies are classified into one of 11 peer groups and each company’s performance is measured on the basis of three-year total shareholder returns.

Thrivent Financial evaluates on a case-by-case basis on proposals when the company intends to use the additional stock to implement a poison pill or other takeover defense.

●	Review on a case-by-case basis proposals to increase the number of shares of common stock authorized for issue.
●	Vote against proposals that increase authorized common stock for the explicit purpose of implementing a shareholder rights plan (poison pill).
●

Vote for proposals to approve increases beyond the allowable increase when a company’s shares are in danger of being delisted or if a company’s ability to continue to operate as a going concern is uncertain.

6b. Stock Distributions: Splits and Dividends

Generally vote for management proposals to increase common share authorization for stock split or stock dividend, provided that the effective increase in authorized shares is equal to or is less than the allowable increase calculated in with Common Stock Authorization policy.

6c. Reverse Stock Splits

Reverse splits exchange multiple shares for a lesser amount to increase share price. Increasing share price is sometimes necessary to restore a company’s share price to a level that will allow it to be traded on the national stock exchanges. In addition, some brokerage houses have a policy of not monitoring or investing in very low priced shares. Reverse stock splits help maintain stock liquidity.

●	Vote For proposals to implement a reserve stock split if:
●	The number of shares will be proportionately reduced; or
●	The effective increase in authorized shares is equal to or less than the allowable increase calculated in accordance with ISS’ Common Stock Authorization policy
●

Vote case-by-case on proposals that do not meet the either of the above conditions, taking in to consideration the following factors: Stock exchange notification to the company of a potential delisting

●	Disclosure of substantial doubt about company’s ability to continue as going concern without additional financing;

●	The company’s rationale; or
●	Other factors as applicable

6d. Blank Check Preferred Authorization

Preferred stock is an equity security, which has certain features similar to debt instruments, such as fixed dividend payments, seniority of claims to common stock, and in most cases no voting rights. The terms of blank check preferred stock give the board of directors the power to issue shares of preferred stock at their discretion - with voting rights, conversion, distribution and other rights to be determined by the board at time of issue. Blank check preferred stock can be used for sound corporate purposes, but could be used as a devise to thwart hostile takeovers without shareholder approval.

●	Vote for proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense or carry superior voting rights.
●	Vote against proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights.
●	Vote against proposals to increase the number of authorized blank check preferred shares. If the company does not have any preferred shares outstanding we will vote against the requested increase.
●

Vote case-by-case on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company’s industry and performance in terms of shareholder returns.

●	Vote for requests to require shareholder approval for blank check authorizations.

6e. Adjustments to Par Value of Common Stock

Stock that has a fixed per share value that is on its certificate is called par value stock. The purpose of par value stock is to establish the maximum responsibility of a stockholder in the event that a corporation becomes insolvent. Proposals to reduce par value come from certain state level requirements for regulatory industries such as banks, and other legal requirements relating to the payment of dividends.

●	Vote for management proposals to reduce or eliminate the par value of common stock.

6f. Preemptive Rights

Preemptive rights permit shareholders to share proportionately in any new issues of stock of the same class. These rights guarantee existing shareholders the first opportunity to purchase shares of new issues of stock in the same class as their own and in the same proportion. The absence of these rights could cause stockholders’ interest in a company to be reduced by the sale of additional shares without their knowledge and at prices unfavorable to them. Preemptive rights, however, can make it difficult for corporations to issue large blocks of stock for general corporate purposes. Both corporations and shareholders benefit when corporations are able to arrange issues without preemptive rights that do not result in a substantial transfer of control.

●

Review on a case-by-case basis proposals to create or abolish preemptive rights. In evaluating proposals on preemptive rights, we look at the size of a company and the characteristics of its shareholder base.

6g. Corporate Reorganization/Debt Restructuring/Prepackaged Bankruptcy Plans/Reverse Leveraged Buyouts/Wrap Plans

●

Review on a case-by-case basis proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan, taking into consideration dilution to existing shareholders’ position, terms of the offer, financial issues, management’s efforts to pursue other alternatives, control issues and conflicts of interest.

●	Vote for the debt restructuring if it is expected that the company will file for bankruptcy if the transaction is not approved.

6h. Share Repurchase Programs

●	Vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

7. MISCELLANEOUS GOVERNANCE PROVISIONS

7a. Confidential Voting

Confidential voting, or voting by secret ballot, is one of the key structural issues in the proxy system. It ensures that all votes are based on the merits of proposals and cast in the best interests of pension plan beneficiaries. In a confidential voting system, only vote tabulators and inspectors of election may examine individual proxies and ballots; management and shareholders are given only vote totals. In an open voting system, management can determine who has voted against its nominees or proposals and then resolicit those votes before the final vote count. As a result, shareholders can be pressured to vote with management at companies with which they maintain, or would like to establish, a business relationship. Confidential voting also protects employee shareholders from retaliation. Shares held by employee stock ownership plans, for example, are important votes that are typically voted by employees.

●	Vote for proposals to adopt confidential voting.

7b. Bundled Proposals

●

Review on a case-by-case basis bundled or “conditioned” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances where the joint effect of the conditioned items is not in shareholders’ best interests, vote against the proposals. If the combined effect is positive, support such proposals.

7c. Adjourn Meeting

Companies may ask shareholders to adjourn a meeting in order to solicit more votes. Generally, shareholders already have enough information to make their vote decisions. Once their votes have been cast, there is no justification for spending more money to continue pressing shareholders for more votes.

●	Vote against proposals to adjourn the meeting absent compelling reasons to support the proposal.
●	Vote for proposals to adjourn the meeting when supporting a company merger proposal.

7d. Changing Corporate Name

Proposals to change a company’s name are generally routine matters. Generally, the name change reflects a change in corporate direction or the result of a merger agreement.

●	Vote for changing the corporate name.

7e. Amend Quorum Requirements

●	Vote against proposals to reduce quorum requirements for shareholder meetings below a majority of the shares outstanding unless there are compelling reasons to support the proposal.

7f. Amend Bylaws

●	Vote against proposals giving the board exclusive authority to amend the bylaws.
●	Vote for proposals giving the board the ability to amend the bylaws in addition to shareholders.
●	Vote for bylaw or charter changes that are of a housekeeping nature (updates or corrections).
●	Vote against management proposals to ratify provisions of the company’s existing charter or bylaws, unless these governance provision align with best practice

7g. Other Business

Other business proposals are routine items to allow shareholders to raise other issues and discuss them at the meeting. Only issues that may be legally discussed at meetings may be raised under this authority. However, shareholders cannot know the content of these issues so they are generally not supported.

●	Vote against other business proposals.

8. MUTUAL FUND PROXIES

8a. Election of Trustees

Votes on trustee nominees are made on a case-by-case basis, taking the following into consideration:

1)	Board structure
2)	Director independence and qualifications
3)	Compensation of directors within the fund and family of funds
4)	Attendance

8b. Investment Advisory Agreement

An investment advisory agreement is an agreement between a mutual fund and its financial advisor under which the financial advisor provides investment advice to the fund in return for a fee based on the fund’s net asset size.

●	Votes on investment advisory agreements should be evaluated on a case-by-case basis.

8c. Fundamental Investment

Fundamental investment restrictions are limitations within a fund’s articles of incorporation that limit the investment practices of the particular fund.

●	Votes on amendments to a fund’s fundamental investment restrictions should be evaluated on a case-by-case basis.

8d. Distribution Agreements

Distribution agreements are agreements between a fund and its distributor which provide that the distributor is paid a fee to promote the sale of the fund’s shares.

●	Votes on distribution agreements should be evaluated on a case-by-case basis.

8e. Convert Closed-End Fund to Open-End Fund

The benefits of open-ending include eliminating the discount to net asset value (NAV) at which closed-end equity fund shares often trade. Once this discount is eliminated the open-end fund is free to sell shares at any time, and this structure thus facilitates investment in, and growth of, the fund. The disadvantages arising from changing the fund’s structure include: (1) the possibility that many investors will sell out of the fund in order to realize the benefit of instantly eliminating the discount to NAV; and (2) the increased expense ratio that could result from a depleted asset base. Management fees for closed-end funds are generally lower than fees for open-end funds on a percentage basis, but with a decrease in assets, per share management costs arise.

●	Vote on a case-by-case basis on proposals to convert a closed-end fund to an open-end fund.

8f. Mirror Voting

In the event of Thrivent Funds issuing proxies, Asset Allocation funds and portfolios shall vote their proxies in proportion to the voting instructions received from the remaining holders of shares of such funds.

9. SHAREHOLDER PROPOSALS - SOCIAL &

ENVIRONMENTAL

In addition to moral and ethical considerations intrinsic to many of these proposals, Thrivent Financial recognizes their potential for impact on the economic performance of the company. Thrivent Financial balances these considerations carefully. On proposals which are primarily social, moral or ethical, Thrivent Financial believes it is impossible to vote in a manner that would accurately reflect the views of the beneficial owners of the portfolios that it manages. As such, on these items Thrivent Financial abstains. When voting on matters with apparent economic or operational impacts on the company, Thrivent Financial realizes that the precise economic effect of such proposals is often unclear. Where this is the case, Thrivent Financial relies on management’s assessment, and generally votes with company management.

9A. DIVERSITY AND WORKPLACE ISSUES

9a-1. Add Women and Minorities to Board: Vote case-by-case.

9a-2. Report on Distribution of Stock Options by Gender and Race: Vote abstain.

9a-3. Prepare Report/Promote EEOC-Related Activities: Vote abstain.

9a-4. Report on Progress Toward Glass Ceiling Commission Recommendations: Vote abstain.

9a-5. Prohibit Discrimination on the Basis of Sexual Orientation: Vote abstain.

9a-6. Report on/Eliminate Use of Racial Stereotypes in Advertising: Vote abstain.

9a-7. Generally vote case-by-case on requests on a company’s pay data by gender, or a report on a company’s policies and goals to reduce any gender pay gap, taking into account:

●	The company’s current policies and disclosure related to both its diversity and inclusion policies and practices and its compensation philosophy and fair and equitable compensation practices;
●	Whether the company has been the subject of recent controversy, litigation, or regulatory actions related to gender pay gap issues; and
●	Whether the company’s reporting regarding gender pay gap policies or initiatives is lagging its peers.

9B. CODES OF CONDUCT, LABOR STANDARDS & HUMAN RIGHTS

9b-1. Codes of Conduct and Vendor Standards

●	Vote abstain on proposals to implement human rights standards and workplace codes of conduct.
●	Vote abstain on proposals calling for the implementation and reporting on ILO codes of conduct, SA 8000 Standards, or the Global Sullivan Principles.
●

Vote abstain on proposals that call for the adoption of principles or codes of conduct relating to company investment in countries with patterns of human rights abuses (Northern Ireland, Burma, former Soviet Union, and China).

●	Vote abstain on proposals which mandate outside, independent monitoring, which may entail sizable costs to the company.
●

Vote abstain on proposals that seek publication of a “Code of Conduct” to the company’s foreign suppliers and licensees, requiring they satisfy all applicable standards and laws protecting employees’ wages, benefits, working conditions, freedom of association, and other rights.

●	Vote abstain on proposals for reports outlining vendor standards compliance.
●

Vote abstain on proposals to adopt labor standards for foreign and domestic suppliers to ensure that the company will not do business with foreign suppliers that manufacture products for sale in the U.S. using forced labor, child labor, or that fail to comply with applicable laws protecting employee’s wages and working conditions.

9b-2. Operations in High Risk Markets

●	Vote with the board on proposals seeking reports on operations in “high risk” markets, such as terrorism-sponsoring state or politically/socially unstable region.

9b-3. Operations in Burma/Myanmar

●	Vote with the board on proposals to adopt labor standards in connection with involvement in Burma.
●	Vote with the board on proposals seeking reports on Burmese operations and reports on costs of continued involvement in the country.
●	Vote with the board on proposals to pull out of Burma.

9b-4. MacBride Principles

●	Vote with the board on proposals to report on or to implement the MacBride Principles.

9b-5. China Principles

●	Vote with the board on proposals to implement the China Principles.

9b-6. Prepare Report on Maquiladoras

●	Vote with the board on proposals to prepare reports on a company’s Maquiladora operation.

9b-7. Prepare Report on Company Activities Affecting Indigenous Peoples’ Rights

●	Vote with the board on proposals to prepare reports on a company’s impact on indigenous communities.

9b-8. Product Sales to Repressive Regimes

●	Vote with the board on proposals requesting that companies cease product sales to repressive regimes that can be used to violate human rights.
●	Vote with the board on proposals to report on company efforts to reduce the likelihood of product abuses in this manner.

9b-9. Report on the Impacts of Pandemics on Company Operations

●	Vote with the board on proposals asking companies to report on the impacts of pandemics, such as HIV/AIDS, Malaria, Tuberculosis, on their business strategies.

9b-10. Outsourcing

●	Vote with the board on proposals asking companies to report on the risks associated with outsourcing or offshoring.
●	Vote with the board on proposals seeking greater disclosure on plant closing criteria if such information has not been provided by the company.

9b-11. Adopt Holy Land Principles

●	Vote with the board on proposals adopting Holy Land Principles.

9C. ENVIRONMENT AND ENERGY

9c-1. Environmental Report (General)

●	Vote with the board on reports disclosing the company’s environmental policies unless it already has well-documented environmental management systems that are available to the public.

9c-2. Prepare Report on Climate Change /Greenhouse Gas Emissions

●	Vote with the board on proposals calling for the reduction of greenhouse gas.
●	Vote with the board on reports on the level of greenhouse gas emissions from the company’s operations and/or products.
●	Vote with the board on proposals requesting that companies outline their preparations to comply with standards established by Kyoto Protocol signatory markets.

9c-3. Invest in Clean/Renewable Energy

●	Vote with the board on proposals seeking the preparation of a report on a company’s activities related to the development of renewable energy sources.
●	Vote with the board on proposals seeking increased investment in renewable energy sources.

9c-4. Drilling in the Arctic National Wildlife Refuge

●	Vote with the board on proposals asking companies to prepare a feasibility report or to adopt a policy not to mine, drill, or log in environmentally sensitive areas such as ANWR.
●	Vote with the board on proposals seeking to prohibit or reduce the sale of products manufactured from materials extracted from environmentally sensitive areas such as old growth forests.

9c-5. Adopt/Implement CERES Principles

●	Vote with the board on proposals to study or implement the CERES principles.

9c-6. Phase Out Chlorine-Based Chemicals

●	Vote with the board on proposals to prepare a report on the phase-out of chlorine bleaching in paper production.
●	Vote with the board on proposals asking companies to cease or phase-out the use of chlorine bleaching.

9c-7. Report/Reduce Toxic Emissions and Assess Community Impact

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Vote with the board on proposals that seek to prepare a report on the company’s procedures for reducing or preventing pollution and/or the impact of the company’s pollution on the surrounding communities.

●	Vote with the board on proposals calling on the company to establish a plan to reduce toxic emissions.

9c-8. Land Procurement and Development

●	Vote with the board on proposals requesting that companies report on or adopt policies for land procurement and use that incorporate social and environmental factors.

9c-9. Report on the Sustainability of Concentrated Area Feeding Operations

●	Vote with the board on proposals requesting that companies report on the sustainability and the environmental impacts of both company-owned and contract livestock operations.

9c-10. Adopt a Comprehensive Recycling Policy

●	Vote with the board on proposals requesting the preparation of a report on the company’s recycling efforts.
●	Vote with the board on proposals that ask companies to increase their recycling efforts or to adopt a formal recycling policy.

9c-11. Report on the Feasibility of Removing “Harmful” Ingredients from Cosmetic Products

●	Vote with the board on proposals asking companies report on the feasibility of removing, or substituting with safer alternatives, all “harmful” ingredients used in company products.

9c-12. Nuclear Energy

●	Vote with the board on proposals seeking the preparation of a report on a company’s nuclear energy procedures.
●	Vote with the board on proposals that ask the company to cease the production of nuclear power.

9D. WEAPONS

9d-1. Handgun Safety Initiatives

●	Vote with the board on reports on a company’s efforts to promote handgun safety.

9d-2. Landmine Production

●	Vote with the board on proposals asking a company to renounce future involvement in antipersonnel landmine and cluster bomb production.

9d-3. Prepare Report on Foreign Military Sales

●	Vote with the board on reports on foreign military sales or offsets.
●	Vote with the board on proposals that call for outright restrictions on foreign military sales.

9d-4. Spaced-Based Weaponization

●	Vote with the board on reports on a company’s involvement in spaced-based weaponization.

9E. CONSUMER ISSUES, PUBLIC SAFETY & MISCELLANEOUS

9e-1. Phase-out or Label Products Containing Genetically Modified Organisms (“GMOS”)

●	Vote with the board on proposals to voluntarily label genetically modified ingredients in the company’s products, or alternatively to do interim labeling and eventual elimination of GMOs
●	Vote with the board on proposals asking for a report on the feasibility of labeling products containing GMOs.
●	Vote with the board on proposals to completely phase out GMOS from the company’s products.
●	Vote with the board on reports outlining the steps necessary to eliminate GMOs from the company’s products.
●	Vote with the board on proposals seeking a report on the health effects of GMOs.

9e-2. Tobacco-related Proposals

●	Vote with the board on proposals seeking to limit the sale of tobacco products to children.
●	Vote with the board on proposals asking producers of tobacco product components (such as filters, adhesives, flavorings, and paper products) to halt sales to tobacco companies.
●	Vote with the board on proposals that ask restaurants to adopt smoke-free policies.
●	Vote with the board on proposals seeking a report on a tobacco company’s advertising approach.
●	Vote with the board on proposals prohibiting investment in tobacco equities.
●	Vote with the board on proposals asking producers of cigarette components for a report outlining the risks and potential liabilities of the production of these components.
●	Vote with the board on proposals calling for tobacco companies to cease the production of tobacco products.
●	Vote with the board on proposals seeking stronger product warning.

9e-3. Adopt Policy/Report on Predatory Lending Practices

●	Vote with the board on reports on the company’s procedures for preventing predatory lending, including the establishment of a board committee for oversight.

9e-4. Disclosure on Credit in Developing Countries (LDCs)

●	Vote with the board on proposals asking for disclosure on lending practices in developing countries.

9e-5. Forgive LDC Debt

●	Vote with the board on proposals asking banks to forgive loans outright.
●	Vote with the board on proposals asking for loan forgiveness at banks that have failed to make reasonable provisions for non-performing loans.
●	Vote with the board on proposals to restructure and extend the terms of non-performing loans.

9e-6. Adopt Policy/Report on Drug Pricing

●	Vote with the board on proposals to prepare a report on drug pricing or access to medicine policies.
●	Vote with the board on proposals to adopt a formal policy on drug pricing.
●	Vote with the board on reports on the financial and legal impact of prescription drug re-importation policies.
●	Vote with the board on proposals requesting that companies adopt policies to encourage or constrain prescription drug re-importation.

9e-7. Animal Testing and Welfare

●	Vote with the board on proposals for reports on a company’s animal welfare standards or animal welfare-related risks.
●	Vote with the board on proposals that seek to limit unnecessary animal testing where alternative testing methods are feasible or not required by law.
●	Vote with the board on proposals asking companies to report on the operational costs and liabilities associated with selling animals.

9e-8. Control over Charitable Contributions

●	Vote with the board on proposals giving criteria or to require shareholder ratification of grants.

9e-9. Disclosure on Prior Government Service

Shareholders have asked companies to disclose the identity of any senior executive and/or other high-level employee, consultant, lobbyist, attorney, or investment banker who has served in government. Although the movement of individuals between government and the private sector may benefit both, the potential also exists for conflicts of interest, especially in industries that have extensive dealings with government agencies.

●	Vote with the board on proposals calling for the disclosure of prior government service of the company’s key executives.

9e-10. Lobbying Expenditures/Initiatives

●	Vote with the board on proposals requesting information on a company’s lobbying initiatives.

10. SHAREHOLDER PROPOSALS - MISCELLANEOUS

10A. SHAREHOLDER MEETINGS/HOUSEKEEPING ISSUES

10a-1. Rotate Annual Meeting: The argument in favor of rotating annual meeting location sites is to enable a greater number of shareholders to attend and participate in the meeting.

●	Vote on a case-by-case basis to rotate the annual meeting of shareholders or change the date and time of the meeting.

10B. BOARD-RELATED ISSUES

10b-1. Separate Chairman and CEO: Shareholder proposal that would require the positions of chairman and CEO to be held by different persons.

●	Vote for shareholder proposals requiring that the positions of chairman and CEO be held by different persons.

10b-2. Majority of Independent Directors: Independent outside directors can bring objectivity and a fresh perspective to the issues facing the company. Outside directors bring new contacts and skills to their boards. The conflict of interest problem boards face in designing executive compensation policies, and responding to takeover offers, is much less severe for outsiders than it is for executive officers. Perhaps the most important role of outside directors is to objectively evaluate the performance of top management. That same objectivity cannot be exercised by directors inside the company because they may be too close to the problem to see it clearly, they may be part of the problem, or they may see it but be reluctant to “blow the whistle” for fear of losing their directorship or their job.

●	Vote for shareholder proposals asking that a majority of directors be independent.

10b-3. Majority Elections

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Vote for shareholder proposals calling for directors to be elected with an affirmative majority of votes cast provided binding proposals include a carve-out for plurality voting when there are more nominees than board seats.

10b-4. Independent Committees: Most corporate governance experts agree that the key board committees (audit, compensation, and nominating/corporate governance) of a corporation should include only independent directors. The independence of key committees has been encouraged by regulation. For example, the NYSE requires that the audit committees of listed companies to be entirely “independent.” SEC proxy rules require disclosure of any members of a compensation committee who have significant business relationships with the company or interlocking directorships.

●	Vote for shareholder proposals that request that the board audit, compensation and/or nominating committees include independent directors exclusively.

10b-5. Implement Director Share Ownership Requirement: Corporate directors should own some amount of stock of the companies on which they serve as board members. It is a simple way to align the interests of directors and shareholders. However, many highly qualified individuals such as academics and clergy might not be able to meet this requirement. A preferred solution is to look at the board nominees individually and take stock ownership into consideration when voting on candidates. Vote with the board on shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board.

●	Vote with the board on shareholder proposals that seek to establish mandatory share ownership requirements for directors.
●	Vote case-by-case on shareholder proposals that ask directors to accept a certain percentage of their annual retainer in the form of stock.
●	Vote case-by-case on shareholder proposals asking companies to limit director compensation to a stock-only plan.

10C. SHAREHOLDER RIGHTS & BOARD ACCOUNTABILITY

10c-1. Remove Antitakeover Provisions: There are numerous antitakeover mechanisms available to corporations that can make takeovers prohibitively expensive for a bidder or at least guarantee that all shareholders are treated equally. The debate over antitakeover devices centers on whether these devices enhance or detract from shareholder value. One theory argues that a company’s board, when armed with these takeover protections, may use them as negotiating tools to obtain a higher premium for shareholders. The opposing view maintains that management afforded such protection are more likely to become entrenched than to actively pursue the best interests of shareholders. Such takeover defenses also serve as obstacles to the normal functioning of the marketplace which, when operating efficiently, should replace incapable and poorly performing management.

●	Vote for shareholder proposals that seek to remove antitakeover provisions.

10c-2. Submit Poison Pill (Shareholder Rights Plan) to a Vote: Shareholder rights plans, typically known as poison pills, take the form of rights or warrants issued to shareholders and are triggered when a potential acquiring stockholder reaches a certain threshold of ownership. Generally, poison pills insulate management from the threat of a change in control and provide the target board with veto power over takeover bids. Because poison pills greatly alter the balance of power between shareholders and management, shareholders should be allowed to make their own evaluation of such plans. (Consistent with Policy 5c)

●	Vote for shareholder proposals requesting that the company submit its poison pill to a shareholder vote.
●	Vote case-by-case on shareholder proposals to redeem a company’s poison pill.
●	Vote case-by-case on shareholder proposals to amend an existing shareholder rights plan.

10c-3. Elect Auditors/ Ensure Auditor Independence: These shareholder proposals request that the board allow shareholders to elect the company’s auditor at each annual meeting. Annual election of the outside accountants is standard practice. While it is recognized that the company is in the best position to evaluate the competence of the outside accountants, we believe that outside accountants must ultimately be accountable to shareholders. (Consistent with Policy 3)

●	Vote for shareholder proposals that would allow shareholders to elect the auditors.
●	Vote case-by-case on shareholder proposals asking companies to prohibit or limit the auditors from engaging in non-audit services.
●

Vote case-by-case on shareholder proposals asking for audit firm rotation, taking into account the tenure of the audit firm, the length of rotation specified in the proposal, any significant audit-related issues at the company, the number of Audit Committee meetings held each year, the number of financial experts serving on the committee, and whether the company has a periodic renewal process where the auditor is evaluated for both audit quality and competitive price.

10c-4. Non-Partisanship/ Political Contributions: Proponents are concerned about the amount of money given to political action committees (PACs). They argue that companies spending scarce resources on expensive lobbying efforts and donating to PACs would be better off spending that money on new procedures that will better position them to deal with the coming regulations. An example would be a company spending money on R&D to reduce its air emissions instead of funding a campaign to change certain provisions in the Clean Air Act.

●	Vote with the board on proposals calling for a company to disclose its political contributions.

●	Vote with the board on proposals calling for a company to refrain from making any political contributions.

10D. COMPENSATION ISSUES

10d-1. Executive and Director Pay

●	Vote with the board on shareholder proposals seeking additional disclosure on executive and director pay information.
●	Vote with the board on all other shareholder proposals regarding executive and director pay.

10d-2. Prohibit/Require Shareholder Approval for Option Repricing: Repricing involves the reduction of the original exercise price of a stock option after the fall in share price. Thrivent Financial does not support repricing since it undermines the incentive purpose of the plan. The use of options as incentive means that employees must bear the same risks as shareholders in holding these options. Shareholder resolutions calling on companies to abandon the practice of repricing or to submit repricing to a shareholder vote will be supported.

●	Vote for shareholder proposals seeking to limit option repricing.
●	Vote for shareholder proposals asking the company to have option repricings submitted for shareholder ratification.

10d-3. Severance Agreements/ Golden Parachutes: Golden and tin parachutes are designed to protect the employees of a corporation in the event of a change in control. With golden parachutes senior level management employees receive a pay out during a change in control at usually two to three times base salary. Increasingly companies that have golden parachute agreements for executives are extending coverage for all their employees via tin parachutes. The SEC requires disclosure of all golden parachutes arrangements in the proxy; such disclosure is not required of tin parachutes.

●	Vote for shareholder proposals to have golden and tin parachutes submitted for shareholder ratification.
●	Vote case-by-case on proposals to ratify or cancel golden parachutes. An acceptable parachute should include the following:
●	The triggering mechanism should be beyond the control of management
●	The amount should not exceed three times base salary plus guaranteed benefits
●	The change in control payments should be double-triggered, i.e., (1) after a change in control has taken place, and (2) termination of the executive as a result of the change in control

10d-4. Cash Balance Plans

●	Vote on a case-by-case basis on shareholder proposals calling for non-discrimination in retirement benefits.
●	Vote on a case-by-case basis on shareholder proposals asking a company to give employees the option of electing to participate in either a cash balance plan or in a defined benefit plan.

10d-5. Performance-Based Options/Indexed Options: Performance-Based Option/Indexed Options is defined as compensating of executives at a reasonable rate and that executive compensation should be correlated to performance.

●	Vote for shareholder proposals advocating the use of performance-based stock options (indexed, premium-priced, and performance-vested options).

10d-6. Option Expensing

●	Vote for shareholder proposals asking the company to expense stock options, unless the company has already publicly committed to expensing options by a specific date.

10d-7. Pension Plan Income Accounting

●	Vote for shareholder proposals to exclude pension plan income in the calculation of earnings used in determining executive bonuses/compensation.

10d-8. Supplemental Executive Retirement Plans (SERPs)

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Vote for shareholder proposals to requesting to put extraordinary benefits contained in SERP agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans.

10d-9. Link Compensation to Non-Financial Factors: Proponents of these proposals feel that social criteria should be factored into the formulas used in determining compensation packages for executives. These shareholders are looking for companies to review current compensation practices and to include social performance criteria, such as increasing investment in order to revitalize “distressed areas,” meeting environmental goals, and accounting for “poor corporate citizenship” when evaluating executive compensation. One of the companies cited by proponents as an example sets annual goals such as employee satisfaction, corporate responsibility, diversity and customer satisfaction as part of a written policy used in linking compensation with financial performance and non-financial bases for evaluation. Proponents believe that many of these factors such as poor environmental performance, workplace lawsuits, etc. are likely to have an impact on the company’s financial performance in the future if they are not addressed adequately today. As a result, shareholders believe they should be considered along with traditional financial considerations when determining executive pay.

●

Vote on a case-by-case basis for shareholder proposals calling for the preparation of a report on the feasibility of linking executive pay to nonfinancial factors, such as social and environmental goals.

●	Vote on a case-by-case basis for shareholder proposals seeking to link executive pay to non-financial factors.

10d-10. Eliminate Outside Directors’ Retirement Benefits

●	Vote for shareholder proposals seeking to eliminate outside directors’ retirement benefits. (Consistent with Policy 2i)

10d-11. Hold Equity Past Retirement or for a Significant Period of Time

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Vote on a case-by-case basis for shareholder proposals asking companies to adopt policies requiring senior executive officers to retain a portion of net shares acquired through compensation plans, taking into account:

●	The percentage/ratio of net shares required to be retained
●	The time period required to retain the shares
●	Whether the company has equity retention, holding period, and/or stock ownership requirements in place and the robustness of such requirements
●	Whether the company has any other policies aimed at mitigating risk taking by executives
●	Executives’ actual stock ownership and the degree to which it meets or exceeds the proponent’s suggested holding period/retention ratio or the company’s existing requirements
●	Problematic pay practices, current and past, which may demonstrate a short-term versus long-term focus

10E. STRATEGIC ISSUES

10e-1. Maximize shareholder value

Shareholder value maximization proposals that suggest exploring alternatives, including a sale or merger, should be considered on a case-by-case basis. While under normal circumstances the decision to buy, sell, or engage in a merger is best left in the hands of management and the board, it is recognized that certain situations may justify the adoption of such proposals, such as a prolonged period of poor or sluggish performance with no turnaround in sight. Support of such proposals is further justified in cases where the board and management have become entrenched. Adoption of poison pills, golden parachutes, and other antitakeover provisions in the face of an attractive offer may be signs of entrenchment.

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Vote on a case-by-case basis for proposals that request the company to maximize shareholder value by hiring a financial advisor to explore strategic alternatives, selling the company, or liquidating the company and distributing the proceeds to shareholders.